Exhibit 14.1

OUR VALUES AND STANDARDS

The Basis of Our Success

Edition II

Code of Conduct

Additional Assistance

R E S O U R C E S F O R M E R C K E M P L O Y E E S I N T H E U N I T E D S T A T E S O F A M E R I C A

Local Resources

Supervisor or Manager – You should begin by consulting

the person who best understands your area of responsibility:

your supervisor.

Human Resources – For issues arising with your supervisor

or local managers, you should contact your site Human

Resources representative. They also assist employees in

resolving substance – abuse-related issues.

Legal Department – The Legal Department can provide

guidance with questions concerning laws and acceptable

business practices. There are lawyers assigned to each

business group.

Controller – For questions concerning financial issues, you

may contact the Controller assigned to your business unit.

Corporate Resources

Merck Office of Ethics – There may be situations when you

would prefer to discuss your questions or concerns about Our

Values and Standards with someone outside your division/

location. The Merck Office of Ethics is a corporate resource available to answer such questions or address concerns.

You are encouraged to contact the Office, at any time, for

any issue that relates to Our Values and Standards, or to

report a violation of our standards, laws or regulations.

Any employee or third party who raises a business practices

issue will be protected from retaliation. This protection also extends to anyone giving information in connection with an

investigation.

To contact the Merck Office of Ethics:

Telephone Numbers:

• Direct Dial

Telephone No.: 1 (908) 423-4478

Toll Free Telephone No.: 1 (800) 990-1146

Confidential Fax No.: 1 (908) 735-1565

• E-mail: jacqueline_brevard@merck.com

• Web site: http://ethics.merck.com

The Merck AdviceLine – The AdviceLine is a confidential outside line made available to you to discuss concerns and potential violations of Our Values and Standards. It is available 24 hours a day, seven days a week. Language translators are available to assist you.

To contact the AdviceLine:

Telephone Numbers: • Direct Dial

Toll Free Telephone No.: 1 (877) 319-0273 • Call collect by contacting your local telephone operator and requesting a connection to

1 (704) 323-4005.

How to Contact the Audit Committee

The Audit Committee of the Merck Board of Directors has created a process by which employees may raise complaints about accounting, internal controls, or auditing matters to the Audit Committee, and for the confidential or anonymous submission of concerns regarding questionable accounting or auditing matters. If you wish to raise a question or concern to the Audit Committee, you may do so by contacting the Merck Office of Ethics or the AdviceLine at the contact numbers noted above. Your concern will be forwarded to the Chairperson of the Audit Committee of the Board.

CP Corporate Policies—- This symbol is used throughout to indicate relevant corporate policy numbers. All corporate policies can be viewed on the Intranet at http://policy.merck. com

Dear Merck Colleagues,

Since becoming President and Chief Executive Officer, I have spent a lot of time with employees throughout Merck, as well as our external stakeholders, discussing what is important about Merck. And the resounding answer is trust — trust in the science, trust in the product, and trust in the people. We must never forget that people choose our products because they trust us. They understand that our mission is discovering and developing novel medicines that address unmet medical needs — grounded in a philosophy of putting patients first, and conducting our business with integrity.

The new edition of Our Values and Standards reaffirms, once again, our mission and our commitment to scientific excellence, ethics and integrity. It is the foundation on which all that we do is built.

Merck is a very special Company. There is no question that we have a strong reputation built painstakingly over the years, employee by employee, and decision by decision. Each of us has a responsibility to safeguard our Company’s reputation and pass it on to the next generation. How do we do that? By fulfilling two primary obligations:

First, we must understand Merck values and standards and live them every day. This revised version of the Our Values and Standards is designed to assist us in doing just that. The new edition reflects significant revisions to existing standards, the addition of new standards, and updated “questions and answers” which reflect contemporary concerns.

Second, we must establish an environment where employees are willing to ask questions and where they feel safe to speak up. When employees ask questions about policies or express concerns about how business is conducted, they are making a valuable contribution to our Company. We need to ensure that everyone appreciates the value of open dialogue. As this is a subject that can often be quite sensitive, we’ve expanded our treatment of the issue in this revised Our Values and Standards edition.

In the final analysis, it comes down to trust. And no matter how strong our reputation, we must re-earn that trust every day by practicing the values and standards that have guided this Company for more than 100 years. Our values and standards are not only the foundation of our Company and all that we stand for, but they are the basis of our success. They always have been. They always will be.

Sincerely,

Dick Clark

Chairman, President, and CEO

Table of Contents

Additional Assistance

Introduction 5

Resources 7

Relationships with Our Customers

Product and Service Quality 8

Honest Communication 8

Clinical Trials 9

Gifts and Hospitality 9

Invitations to Conferences/Symposia 12

Fair Competition 12

Relationships with Fellow Employees

Our Work Environment 14

Fair Treatment 14

Health and Safety 15

Workplace Harassment 15

Relationships with Shareholders

Conflicts of Interest 17

Use of Corporate Assets 17

Protection of Company Information 19

Accuracy of Books/Records 20

Insider Trading 20

Relationships with Suppliers

Selection of Suppliers 21

Treatment of Suppliers 21

Relationships with Our Communities and Society

Corporate Responsibility 22

Public Communications 22

Environmental Stewardship 23

Improper Payments 23

Compliance with Laws, Rules and Regulations 24

Raising Concerns 25

Appendix

Merck’s Leadership Standards 28

Index 30

CP Corporate Policies—This symbol is used throughout the booklet to indicate relevant corporate policy numbers. All corporate policies can be viewed on the Intranet at

http://policy.merck.com

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Introduction

Purpose

At Merck, our values and standards have always formed the basis of our success. They inspire trust and confidence on the part of the medical community, government officials, regulatory agencies, financial markets, our customers and patients all of whom are essential to our success. Even more important, these values inspire the trust and confidence of Merck employees—creating a sense of pride and a desire in each of us to achieve great things at Merck. Yes, we care a lot about the results we achieve. But we care just as much about how we achieve them.

The comment by George W. Merck in 1950 that “medicine is for the people” embodies our values and our aspirations. But sometimes it’s not clear what this means in our day-to-day activities and decision-making as members of the Merck community. This booklet illustrates how our values are applied through standards of conduct with each of our key stakeholders: customers, employees, shareholders, suppliers and communities.

Applicability

This Code of Conduct and all relevant corporate policies apply to everyone who conducts business on behalf of Merck– including employees, executive officers (e.g., chief executive officer, chief financial officer, controller, etc.), members of the Board of Directors, agents, consultants, contract labor, or others, when handling Merck matters. Should exceptional employee situations warrant a waiver of the Company’s standards, any such waiver must be handled by a manager with the appropriate authority. Executive officers or members of the Board of Directors may be granted waivers only by the Board of Directors or a Board Committee. Any such waiver must itself be legal and promptly disclosed to our shareholders.

Accountability

Each of us is responsible for adhering to the values and standards set forth in this Code, for compliance with relevant company policies, and for raising questions if we are uncertain as to whether or not the standards are being met. Violations of the Code may result in a variety of corrective actions, and in some cases, may result in disciplinary action up to and including termination of employment.

Availability

We believe that all of our stakeholders are entitled to know about our business practices. The Our Values and Standards booklet is available to the public and can be accessed via our Web site at: www.Merck.com.

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If you have questions or concerns, please refer to the Additional Assistance Page located on the inside cover.

Introduction

Our Customers

Our business is preserving and improving human life and animal health. All of our actions must be measured by our success in achieving this goal. Above all, we value our ability to serve patients who can benefit from the appropriate use of our products and services. We are dedicated to providing the highest level of professional excellence and health delivery systems. We strive to identify the most critical needs of health care professionals and consumers, and we devote our resources to meeting those needs.

Our Suppliers

We believe in developing mutually beneficial relationships with our suppliers. We recognize that they are important partners in our success, and we treat them with honesty, fairness and respect. We also expect that they will conduct business activities for or on behalf of the Company in accordance with business standards and values that align with our own.

Our Communities and Society

Being a good corporate citizen means that we comply with all applicable laws, rules and regulations. Also, we serve our society, from the local communities in which we operate to the national and international levels, by supporting programs that advance knowledge and education and improve health care. In addition to these priorities, we support programs to protect the environment; promote art and cultural activities; and foster civic institutions.

Our Fellow Employees

Our ability to succeed depends on the integrity, knowledge, imagination, skill, diversity, flexibility and teamwork of Merck employees. To this end, we strive to create an environment of mutual respect, encouragement and teamwork—a working environment that rewards commitment and performance and seeks to be responsive to the needs of employees.

We seek to provide a workplace atmosphere that attracts highly talented people and helps them achieve their full potential. Each of us is responsible for creating a climate of trust and respect, and for promoting a productive work environment. These responsibilities are embodied in our leadership principles:

• Know and develop yourself

• Know and develop our business

• Know, support and develop our people

• Communicate

Our Shareholders

We recognize that our ability to meet our goals depends on maintaining financial performance that encourages investment in leading-edge research and development. This in turn enables us to deliver effective products and innovative services. We strive to provide honest, accurate and timely information to our shareholders about our performance and to make clear disclosures in all public reports and communications.

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Resources

No guidelines, no matter how detailed, can possibly anticipate all of the challenges we may face on the job. That is why there are additional resources we can use when we have questions about business conduct.

This booklet serves as a guide to our standards, including frequently asked questions, and is not intended to be an exhaustive description of the Company’s policies and standards. Throughout this booklet you will find responses to real questions that Merck employees have raised. Supplementary information on a number of issues may be found by referring to the relevant corporate policies, which you will find referenced throughout these guidelines. These policies may be accessed via the Intranet or you may contact the Human Resources Department.

If your questions are not fully addressed by these resources, your next step should be to discuss your questions with your manager. Other resources are also available—including specialists in the Legal, Finance, Corporate Audit, Human Resources Departments, the Office of Ethics and the AdviceLine. (For more information on contacting and using these resources, please see the Additional Assistance Page on the inside cover.) You can use any of these resources when you need clarification of policies, assistance in dealing with “gray areas,” or when you are concerned about possible violations of our standards, laws or regulations.

Many of the topics don’t seem to apply to me.

Q Why should I be concerned with this booklet?

A As a Company-wide, document, some sections and

topics may be more relevant to certain functions or departments than to others. However, it may be helpful to be aware of how business is conducted in

different areas of the Company.

When seeking answers to questions about business conduct, take advantage of Company resources cited in this book.

Decision Test

The Decision Test is a set of criteria you can use to help determine the appropriate course of action.

Simply ask yourself:

• Is the action legal?

• Does it comply with the letter of our standards and policies?

• Does it comply with the spirit of our standards and policies?

• How would it look in the newspaper? Would it appear to be improper or make you feel embarrassed?

If you are unsure about what to do, contact your manager and the resources listed in the Additional Assistance Page for guidance.

Q Why does Merck have one standards booklet?

Why don’t we have regional booklets that address issues that are more relevant to particular locations?

A Our values and standards are universal. We strive to do business by embracing the same high ethical standards wherever we operate. At the same time we recognize that the actual application of these standards as well as laws and regulations may vary by location. The Company has provided resources to help address the specific issues within a particular region. In addition to Company-wide resources like the Office of Ethics and the AdviceLine, you can also turn to your manager, human resources representative, divisional lawyer, your regional finance director and other members of your divisional compliance committee.

CP Corporate Policies—This symbol is used throughout the booklet to indicate relevant corporate policy numbers. All corporate policies can be viewed on the Intranet at http://policy.merck.com.

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If you have questions or concerns, please refer to the Additional Assistance Page located on the inside cover.

Relationships with our Customers

Product and Service Quality CP32

We are committed to meeting or exceeding customer and

regulatory requirements regarding the research, development, manufacturing and marketing of our products. Quality means consistently satisfying requirements and expectations

by delivering products and services of the highest value in

a timely manner. Our customers include patients, health

care professionals, health care organizations, government

agencies, wholesalers and distributors.

Quality improvement in all areas of our business, from

product research in our laboratories to patient use of our

products and services, is imperative in providing innovative products and services that improve the quality of life.

The achievement of our quality goals and objectives depends

on our ability to listen to and respect customer needs in every business activity.

Q We are behind schedule and under a great deal of pressure. May we modify a few manufacturing steps to speed up production?

A Probably Not. While we strive to streamline manufacturing processes to make them as efficient as possible, we must always go through proper channels to receive approval to modify existing manufacturing procedures. Some steps may be required by government regulatory agencies. Others may be required to meet our own quality standards. It is possible that while the steps seem unnecessary, they could serve a critical quality function. If you have further questions—or to make suggestions as to how a process might be improved—consult with your manager or the head of Quality Operations at your site before taking any action.

Honest Communication CP7

Lives depend not only on the quality of our products and services, but also on the quality of the information we provide to the medical community and general public. Information furnished to our customers about our products and services, including availability and delivery, must be useful, accurate, supported by scientific evidence where relevant, and presented honestly, fairly and by proper means. This means that promotional communications that include a description of uses or dosage recommendations must also include (unless otherwise required by law or regulation) a summary of side effects, precautions, warnings and contraindications, as well as effectiveness for the described indicated uses.

We strive to provide high quality products, services and information.

We do not communicate publicly with the intent of promoting products for use before the product is approved for such use. This does not, however, restrict a full and proper exchange of scientific information concerning a product, including dissemination of research findings in scientific and other communications media.

Q I am a sales representative and I know that I’m not supposed to encourage or promote any use of our products that is inconsistent with product labeling. But, if a physician starts asking questions about such use, may I refer him to studies and to other doctors who are also prescribing such use?

A Generally, Merck sales representatives must not provide directly to physicians information that is inconsistent with that contained in the product label. You should advise the physician that Merck does not recommend use of the product for purposes other than those specified in the product label. However, if the physician desires additional information on this topic, you can refer his request to our Medical Services Department. This Department is authorized, under certain limited circumstances, to provide such information directly to physicians.

Q How should we handle requests for samples that seem inappropriate, (e.g., ZOCOR® requested by an orthopedist)?

A If you have a reason to believe that the physician’s use of samples is inappropriate under Company policy, you are encouraged to clarify the reason for the physician’s request. If you determine that the request is inappropriate (e.g., the samples will not be used by the physician with his or her patients to evaluate the product in actual practice) you may not provide the samples. Inappropriate use of pharmaceutical samples violates Company policy and may be illegal. You should clarify the Company’s sample policy for the physician and communicate the physician’s request to your manager for further investigation.

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Clinical Trials

Clinical trials determine the safety and efficacy of our products in people who volunteer to participate in our studies. It is, therefore, crucial that we conduct these trials with the utmost regard for the health and safety of participants while furthering the interests of science and society. Detailed standards and guidelines are available concerning clinical trials and product protocols.

Q I’m in sales and marketing, and a physician has asked us if he can use our samples to conduct a small clinical trial with a group of patients. Is this acceptable?

A No. Samples are not used for clinical trials. Detailed standards and guidelines are available concerning clinical trials and protocols. While the Company typically does provide product to study sites in accordance with the clinical trial protocol in Company-sponsored trials, this product is generally supplied via the Merck group managing the study (e.g., MRL, CDP or CDSP) and not via the sales and marketing area. You may contact the Medical Department or your area compliance committee for additional information.

Post-Marketing Clinical Trials

Post-marketing clinical trials help us learn more about the safety and efficacy of our products. They provide important information to practicing physicians, third-party payers, and key decision-makers to foster appropriate use of Merck products.

Q A physician has advised me that a competitor is providing him with a payment for each prescription he writes for their products. Is it acceptable for me to do so?

A No, this is not an acceptable practice. However, what may be happening is that the doctor is participating in a bona fide post-marketing clinical study. In that case, it may be appropriate to compensate the physician for his additional workload while participating in the study, but this is unrelated to the prescriptions that the physician writes.

Merck takes great care to protect the health and safety of clinical trial participants. These two girls were in studies for SINGULAIR®, Merck’s treatment for asthma in patients as young as 12 months and seasonal allergic rhinitis in patients as young as 2 years.

Q I believe I might be able to convince a key physician customer to switch from a competitor’s product to prescribing one of our products if I encourage him to conduct an “observational study” to gain experience with our product. Is this an acceptable practice?

A No. Observational programs involving Merck products may not be used for the purpose of inducing physicians to switch patients to Merck products, or maintaining patients on prescriptions of Merck products. Similarly, observational programs may not be used if they would create the appearance of doing so. Observational programs may be used only to obtain data that will help Merck and physicians improve patient care through direct observation of product use in a clinical setting. There must be a contract with the physician and written protocols that identify the need for the data and that detail how program results will be used.

Gifts and Hospitality CP2 CP23

Giving Gifts

We believe in competing on the merits of our products and services and wish to avoid even the appearance of improper conduct with our customers. The giving of gifts whether in cash or non-cash, including services, to customers is prohibited unless it complies with the specific exceptions described below. We recognize that in certain cultures there may be an occasion when gift-giving is customary and expected. Decisions about these situations must be carefully weighed, and prior written approval must be obtained from your manager before proceeding.

To Physician Customers: Because we wish to safeguard the public’s confidence in physicians to make decisions solely on the basis of patient health, we do not provide gifts or other incentives to our physician customers. As part of informing physicians about our products, we may provide occasional educational and practice-related items, as long as they are of nominal value and medically relevant (e.g., medical textbooks and other items that serve a genuine educational function). Additionally, promotional items of nominal value are also permissible (e.g., pens, notepads, calendars, etc.), provided that they are related to a physician’s practice. Remember that some localities have more restrictive policies based on local laws or industry codes regarding gifts to physicians. Please consult your local/regional lawyer for additional guidance.

If you have questions or concerns, please refer to the Additional Assistance Page located on the inside cover.

Relationships with our Customers

Q I have been invited to the wedding of an important customer. In my culture, it is expected that guests will bring cash gifts to the wedding. What should I do? Are non-cash gifts acceptable?

A Cash and non-cash gifts are prohibited. You should consult with your manager if you believe an exception to our Company policy is warranted.

Q The chief cardiologist at a major hospital has requested a donation of equipment for the hospital’s new cardiac-care unit. Would such a donation be a violation of our business standards?

A It may be appropriate and desirable for the Company to make a contribution to improve the quality of local health care facilities. However, this question must be considered with regard to the following:

• Would the donation conflict with local laws?

• Who will be the ultimate beneficiary of the donation? the physician? the hospital?

• Is the recipient a government institution or an individual employed by the government?

• Is the cardiologist or the recipient in a position to influence the Company’s business? For example, is the hospital considering adding a Merck product to its formulary? Would the donation affect or be perceived to affect the decision-making process?

Consult your manager to explore whether and how such a donation may be made in your region.

To other Health Care Customers: In addition to physicians, we also interact with other important customers, including wholesalers and distributors. With respect to these customers, only business related items of nominal value are permissible. Gift giving to these customers must comply with local laws, Company policies, and relevant industry codes.

We may accept meals or modest social entertainment provided that it meets Merck criteria.

Q One of my customers is a very close friend and we regularly exchange valuable gifts during the gift-giving season. Is it all right for me to continue this practice?

A The Company does not discourage friendships with business partners but does require discretion and good judgment in such situations. In some situations, the gift may be appropriate if the gift is “personal,” is not paid for by Merck, and the exchange of gifts would not be perceived as a conflict of interest. You must disclose the relationship to your manager. Your manager will assess the situation and determine how to manage any potential conflict of interest in a manner consistent with the conflict of interest policy. It may become necessary to assign the customer to another Company employee.

Receiving Gifts

(While the receipt of gifts may be more common in the context of supplier relationships, these guidelines are included here for ease of reference and convenience.) As a common business courtesy, we may receive occasional gifts, provided that:

• The gift is of nominal value (e.g., pens, notepads, calendars, etc.);

• Doing so is legal; and

• The gift is neither intended nor likely to be perceived by others to improperly influence our business decisions.

Occasionally, there may be times when refusing a gift would be impractical or embarrassing. In those rare instances where the gift is of substantial value, accept the gift on behalf of the Company, report it to your manager, and turn the gift over to your local/regional finance director, who will handle its disposition.

Q In my region, it is both typical and expected for suppliers to provide their clients with fairly expensive gifts. Because of this custom, it is difficult to discourage our suppliers from providing us with these gifts.

A If suppliers offer expensive gifts regularly, you should politely advise these suppliers that Company standards do not permit Merck employees to accept these gifts. Department managers should look for opportunities to notify suppliers of these standards before problems arise (e.g., prior to a holiday gift-giving period). You may wish to contact all suppliers to explain the Company’s standards and send a copy of the Our Values and Standards booklet. If you have questions or concerns, you should consult your manager or the Office of Ethics.

Q I recently attended a business conference at Merck’s expense, where my name was automatically entered into a raffle, along with all other attendees’ names.

I won a trip to the Caribbean. Can I keep the prize?

A Employees may be able to keep prizes from raffles provided that:

• A Merck supplier or customer is not a sponsor of the raffle (i.e., it is sponsored by a professional or trade association); and,

• The employee is not placed under any obligation for having entered or won the raffle (e.g., an obligation to use a specific company’s services, to provide the sponsoring company with the employee’s business attention).

You should speak with your manager, who will help you decide what would be the best course of action in this instance.

Providing and Accepting Meals and Other Hospitality We may provide or accept occasional meals or hospitality, provided that it is:

• In the course of a bona fide business relationship;

• An accompaniment to an educational or business event/function;

• Legal;

• Consistent with Company policies and procedures;

• Not likely to be perceived as an attempt to improperly influence business decisions; and

• Not embarrassing to the Company if it were to receive public scrutiny;

Q It is customary in my country to take a physician to a restaurant to discuss our products. Is this acceptable under the policy?

A The preferred location for discussing Merck products is in the physician’s office, or in a hospital or other clinical setting. In certain instances, it may be appropriate to have a product discussion outside of such settings. If you feel that such an exception is warranted, you must first obtain the prior approval of your manager and such approval should specify the special circumstances that exist so that appropriate control and oversight procedures can be employed.

Q A potential supplier has invited me to attend a professional sporting event with him. May I attend?

A If the sporting event is appropriate and not excessive, and the supplier will be attending with you and thus, available to discuss business, then it may be acceptable to attend. It is important, however, that accepting an invitation is neither intended nor likely to be perceived as an attempt to improperly influence a business decision. As an example,

• Occasional unsolicited tickets to regular season sporting events would be acceptable;

• Playoffs, quarterfinals and semifinals require more scrutiny; and

• Tickets to finals or championship events (e.g., the

World Cup, Olympics and Wimbledon) would be considered excessive.

Government Officials or Employees: Gifts, Meals, Hospitality or Other Benefits

The Company does not make payments or provide benefits to government officials or employees to obtain or retain business. For this reason, providing gifts, meals, hospitality, or similar benefits to government officials or employees is generally not acceptable. In addition, the Company wishes to avoid even the appearance of impropriety. Laws concerning appropriate gifts and hospitality with respect to these groups are complex and can vary from country to country—and even within a country (e.g., local versus national laws).

Therefore, consult the Legal Department before providing a gift, invitation, if hospitality, or other benefits of any kind to a government employee. Please be aware that, in some cases, physician customers of the Company are also considered government employees.

U.S. Healthcare Laws

Both the United States federal government and many state governments in the United States have enacted laws to prevent, detect and punish healthcare fraud and abuse. These laws include the Federal Civil False Claims Act, the Federal Program Fraud Civil Remedies Act and similar state laws. Under these laws, false or fraudulent claims submitted to the government for payment or reimbursement of healthcare expenses are subject to the payment of damages and punishable by substantial fines and penalties. The federal False Claims Act and some state False Claims Acts also include provisions under which individual citizens with evidence of fraud against the government may file “whistleblower” suits on the government’s behalf to recover the lost funds. If a whistleblower suit is successful, the person who filed it may receive a portion of whatever money the government recovers. These laws also prohibit retaliation against persons who file whistleblower suits.

If you have questions or concerns, please refer to the Additional Assistance Page located on the inside cover.

Relationships with our Customers

Invitations to Conferences/Symposia CP31 CP20

We are committed to conducting and participating in educational programs that share medical and scientific information. We recognize the importance of ensuring that these activities are undertaken in an appropriate and professional manner, with the ultimate goal of improving patient care. However, our standards do not necessarily take into account all local legal requirements. Where more restrictive local laws exist, those take precedence.

Our purpose in supporting scientific/educational meetings is to improve patient care. Accordingly, the meeting agenda must be appropriate for participants and support the meeting’s scientific purpose. The location should be selected on the basis of participant travel convenience, cost and appropriateness for the type of meeting and audience. Sponsorship decisions must comply with local laws, local/ regional Company policies and guidance documents, and industry codes; we must also consider whether or not any of the participants are government employees or officials.

We do not fund travel for spouses or companions of attendees.

Q We are funding the travel expenses of an important opinion leader who is speaking at a Merck-sponsored conference. She would like to bring her spouse, at her own expense. Is this permitted?

A A spouse or companion may travel to a conference provided that it is not at the Company’s expense.

This means that any travel, lodging, meals and costs associated with the spouse’s presence are not borne by the Company. However, it is inconsistent with the purposes of these events to allow spouses or companions to attend sessions or meetings where official business is discussed.

Q Can we honor a physician’s request to issue two economy-class tickets in place of one business class ticket to attend a conference?

A No, this may not be done. An invitation is extended to the physician, and the Company will only cover expenses directly associated with the invitee’s attendance.

Q Can we pay the travel expenses for a physician involved in the approval process for new drugs to attend a meeting?

A The laws and regulations governing such activities are complex and will vary depending on a variety of factors, including:

• Is the physician a government employee?

• Is the physician a decision-maker in the regulatory approval process?

• Is a Merck product registration pending or anticipated?

• Is there a perception of inappropriate influence?

Generally, the answer would be no, but there may be situations that are permissible. If you believe there are circumstances that justify an exception consult your manager and the Legal Department.

Q From time to time, physicians whom Merck invites to symposia do not show up or do not participate as fully in the events as they are expected to do.

How should I handle these situations?

A Upon inviting a physician to a symposium, you should discuss Merck’s expectations regarding participation in particular events. If a physician’s attendance becomes a problem, you should first discuss the event’s value with the physician to ensure that he or she realizes what they are missing by not fully attending the event. Remember, however, that we cannot control the participation of physicians at such events. If the physician’s attendance continues to be a problem, you should discuss the matter with your manager to determine whether the physician should be invited to future events.

Fair Competition CP3

We believe that customers and society as a whole benefit from fair, free and open markets. Therefore, we compete on the merits of our products and services and do not make agreements with competitors to “fix” prices or to otherwise restrain trade. Our principles of fair competition require that:

• We do not share or exchange price or bid information with competitors. This includes pricing policies, discounts, promotions, royalties, warranties and terms and conditions of sale. If a competitor volunteers such information, whether in a trade association meeting or in a physician’s waiting room, we should terminate the conversation immediately and bring the situation to the attention of the Legal Department. While the exchange may be intended innocently, it could create the appearance of price-fixing or bid-rigging.

• We compete aggressively in every market for every customer. We make no agreements—or general understandings—with competitors concerning customers, distributors or territories.

• We do not mischaracterize or distort the products or services of a competitor.

Our standards of fair competition are also a matter of law in virtually every country in which we operate, and there are additional legal requirements with which we must comply. Every manager must ensure that employees involved in marketing, sales and purchasing are aware of the letter and spirit of our standards and the applicable competition laws.

Q I am attending a trade association meeting and several members are discussing pricing strategy.

What should I do?

A If issues such as pricing strategy are discussed among competitors, there is the possibility that price-fixing or collusion could occur or be perceived to have occurred. Many countries prohibit the discussion of pricing among competitors for this reason. If you find yourself in this situation, you must excuse yourself from the meeting immediately. Promptly advise the Legal Department of what you have observed.

Gathering Competitive Information

We compete fairly and honestly. We do not gather market information through misrepresentation, theft, invasion of privacy or coercion.

You can obtain information about competitors from such acceptable sources as customers, consultants and even competitors themselves under appropriate circumstances. For example, you can gather information on competitors (i) from the news and other public resources, such as financial statements filed with the relevant regulatory bodies, (ii) by examining our competitors’ products and publicly available marketing materials, (iii) from competitors’ customers (unless they are prohibited from disclosing the competitor’s information), or (iv) from competitors’ displays at conferences and trade shows.

• You should not encourage Merck employees who previously worked for our customers or competitors to breach a contract or non-disclosure obligation with respect to a competitor’s nonpublic information. Since it is difficult to know exactly what non-disclosure obligations may have been agreed to, we strongly discourage the practice of asking Merck employees who previously worked for a competitor to provide information about their former employer.

• You should not permit Merck employees, such as subordinates or marketing consultants, to misrepresent themselves or their work in gathering competitive information. The Merck relationship should be disclosed it is reasonable to assume if that the source would not be likely to share such information, had he or she known of the Merck relationship.

• You should not receive pricing or other sensitive information directly from a competitor.

Additional rules regarding information-gathering may apply to government bids. Please contact your manager or the Legal Department for more information.

Q We have just hired an employee from a competitor. How much information is he allowed to volunteer about his former employer?

A We must not allow the employee to volunteer, nor should we ask for, any proprietary or confidential information about his former employer. Ask yourself if you would be comfortable if a former Merck employee shared such information with a competitor.

Additionally, there are legal implications relating to the disclosure of confidential information of other companies. For further clarification, consult your manager or the Legal Department.

Q A long-time customer, who is also a friend, recently told me about the release date of a competitor’s newest drug, which is not yet public information.

Can I communicate this information to others in my district? What if I knew the information was obtained by the physician from a consultant’s meeting?

A If you know, or it is apparent from the circumstances, that the information being volunteered by the customer has been provided to them on a confidential basis, such as during a consultants’ meeting, you should discontinue discussion of the subject with the customer. You may not communicate the information to others in your district, but should bring the conversation to the attention of your manager who will discuss it with the Legal Department, as necessary. If it is public information, there is no problem in discussing it openly in a manner consistent with all applicable policy regarding product discussions.

If you have questions or concerns, please refer to the Additional Assistance Page located on the inside cover.

Relationships with Fellow Employees

Our Work Environment CP8

We seek to provide a work environment that will attract and retain highly talented people and help them achieve their full potential. Each of us is responsible for creating a climate of trust and respect, and for promoting a productive work environment. These responsibilities are described in our Leadership Standards (see page 28), which serve as the foundation for all our human resources policies, practices and processes. The Leadership Standards spell out specific behaviors that are expected of us.

We encourage open communication by being receptive to the ideas and concerns of others, and we offer and receive feedback constructively.

Employee Privacy

We respect the privacy and dignity of our fellow employees and safeguard the confidentiality of employee records. The Company collects and retains personal information needed to support functions such as benefits, compensation and payroll, as well as for other purposes as required by law. We will protect private employee information and use it only for legitimate business purposes, in accordance with all relevant laws.

The privacy of employee communications, including e-mail and Intranet/Internet usage, is subject to the Company’s appropriate business and operating needs, as well as local laws. We have the responsibility to monitor Company-owned technology used for e-mail, Internet, and other communications and to investigate inappropriate use in accordance with local laws.

Q Does the Company actively monitor Internet access or our e-mail? If so, under what circumstances?

A The Company accesses its communications systems for a variety of business reasons. For example, Company operations and network staff may access e-mail in the course of normal system maintenance, network administration or problem resolution. In addition, management may authorize the monitoring of e-mail usage to investigate inappropriate use or theft of Merck intellectual property or for other business purposes in accordance with local laws. Depending upon the circumstances, this may involve the reading or disclosure of e-mail messages. Similarly, as part of standard computer systems administration, the Company maintains logs of Internet usage activity which authorized personnel may use to investigate performance concerns, security incidents (e.g., network/system intrusions, inappropriate use or virus attacks) or for other business purposes.

We strive to maintain a harassment-free environment, where all employees are respected.

Q We traditionally post employee birthdays on the office bulletin board. Is this okay?

A By posting employee birthdays, you are divulging personal information that some employees may not want known. Before adding an employee’s private information to the list you should obtain their permission.

Q Can the Office of Ethics provide advice on how to handle difficult situations with colleagues?

A The Office of Ethics can provide advice in a confidential environment and recommend language to handle difficult situations with colleagues. If you feel comfortable doing so, you may also discuss the situation with your manager or with the Human Resources Department.

Fair Treatment CP16

To meet our long-term growth and efficiency requirements, we must build an organization that responds quickly to change, and one in which all employees can achieve their full potential. Differences in backgrounds, experiences, perspectives and talents are a fundamental strength of our global Company.

We treat each individual fairly, and recruit, select, train and pay based on merit, experience and other work-related criteria. For further information, contact your Human Resources representative or the Corporate Human Resources Diversity Department.

Q Is it acceptable to stipulate gender and age for an open position?

A There is no business justification for advertising positions based on gender or age. Treating people fairly by hiring based solely on job-related criteria is not only the right thing to do, it’s smart business.

Health and Safety CP13

We conduct our operations with the highest regard for the safety and health of employees and the protection of the general public. Each of us is responsible for complying with safety rules and regulations and for taking the necessary precautions to protect ourselves and our colleagues. We must report all accidents and take action to correct unsafe practices or conditions, with a goal of continuously improving our performance. Central Safety and the Environment can answer specific questions about Merck safety standards; or you can check the Safety and Environment Web site at mmd.merck.com/S&E/.

Q Is it really necessary to report a minor accident? I don’t want to jeopardize our plant’s safety record.

A To maintain safety performance excellence and to strive for an accident-free environment, you must report all accidents, no matter how minor, and work to eliminate unsafe practices and conditions. Reporting even minor accidents is important as it helps us to identify hazards and take corrective action before serious injuries can occur.

Q Our plant has safety guidelines that require the removal of all jewelry. How will the Company respond if an employee declines to remove a piece of jewelry for religious reasons?

A The Company wishes to make reasonable accommodations for employee religious beliefs. It is possible that an alternative may be found (e.g., if the item can be secured, this may be permissible). However, if there is no satisfactory alternative, then safety concerns must take precedence. If you have additional questions about what is acceptable, you should consult your manager or the additional resources referenced in this booklet.

Drug and Alcohol Abuse

Use of illegal drugs and alcohol abuse create serious health and safety risks in the workplace. The possession, sale or use of illegal drugs or being under the influence of such drugs, on Company time or property, or at Company-sponsored events, is prohibited. Similarly, impairment from alcohol when conducting Merck business or at Company-sponsored events is also prohibited.

It is important that cases of drug and alcohol abuse be brought to management’s attention immediately. For information on resources at your location that deal with substance abuse, please see the Additional Assistance Page.

Workplace Harassment CP16

We strive to maintain an environment free of harassment, where all employees are respected. Workplace harassment is defined as any action that inappropriately or unreasonably creates an intimidating, hostile or offensive work environment. Examples include, but are not limited to, disparaging comments based on race, gender, religion or nationality.

Q Is it acceptable to display political posters in one’s own personal work area? What about religious symbols and imagery?

A Employees should not use the workplace to demonstrate their personal support for a particular political issue, party or candidate. Other employees may find this type of conduct intimidating or offensive. Regarding personal displays of religious symbols and imagery, we respect employees’ desire to express religious beliefs. However, we should also bear in mind that excessive personal displays and religious-oriented displays at

Company functions or on Company premises may be perceived as intimidating or hostile to colleagues who have different beliefs.

Sexual Harassment

Sexual harassment is a form of workplace harassment of a sexual nature that affects the dignity of men and women at work. Sexual harassment includes, but is not limited to, demanding sexual considerations in exchange for job benefits, threatening or taking adverse employment actions if sexual favors are not granted, or unwelcome physical contact.

If you feel you have been harassed, inform the offender that the action is unwelcome. If you are not comfortable with a direct approach or if it fails to correct the problem, discuss the matter with your supervisor or with Human Resources, or refer to the resources listed on the Additional Assistance Page.

We are responsible for making decisions based solely on Merck’s best interests, without regard to personal concerns.

If you have questions or concerns, please refer to the Additional Assistance Page located on the inside cover.

Relationships with Fellow Employees

Q Is it permissible to date a subordinate if it is a consensual relationship?

A There is an inherent conflict of interest in managing someone with whom you have a romantic relationship. Even if you are acting impartially, your relationship will likely be perceived to inappropriately influence your judgment. Such relationships may damage morale and disrupt workplace productivity. Therefore, it is unacceptable to begin or maintain a romantic relationship with one of your direct or indirect reports – someone in your reporting chain whose performance reviews, compensation, and promotions you may influence. You must immediately disclose the relationship to your manager or Human Resources. Dating a colleague where there is no direct or indirect reporting relationship is acceptable If you find yourself in a reporting relationship after a romantic relationship has begun or ended, you should disclose this relationship to your manager or to Human Resources.

Q Occasionally physician-customers behave in a sexually provocative manner toward me during sales visits, behavior that I think borders on sexual harassment. My job depends on maintaining good relations with these physicians, but I’m uncomfortable with their behavior. What should I do?

A No employee should tolerate sexual harassment or any other form of workplace harassment. If you are comfortable talking to the customer about the behavior, calmly express your discomfort with their actions. If the behavior persists, or you are uncomfortable confronting the physician, you should discuss this concern with your manager, Human Resources, or any of the other resources listed on the Additional Assistance Page.

Hiring Relatives and Friends

We seek to hire employees who can contribute to the Company’s success. We will hire relatives and friends of current employees and we encourage their referral. However, we will not show favoritism to candidates who are family members or friends of Merck employees. We will hire each candidate based on his or her qualifications for the open position. Senior managers should be especially aware that their referral of family members or friends may be perceived as exercising undue influence on the hiring process and should take appropriate steps to avoid the appearance of “sponsoring” a friend or relative as a candidate, and to avoid interfering with the hiring process.

To ensure objectivity and prevent conflicts of interest, family members may not have direct or indirect reporting relationships to other family members. In rare instances where unique circumstances may warrant an exception to this policy, prior approval must be obtained from your divisional vice president.

Q Will Merck sometimes take a less-appealing candidate as part of a “package” to get a very desirable candidate?

A The Company’s policy is to hire applicants who are qualified for the job in question. In rare instances, such as when a husband and wife both apply for positions with the Company, we have considered both applications in concert. The Company does this because we recognize that hiring one spouse without the other could be particularly problematic, if for example, relocation is required. Yet, if either spouse fails to meet the criteria for his/her position, we would not extend a job offer to that individual.

Relationships with Shareholders

Conflicts of Interest CP2

We have a responsibility to our shareholders to make decisions strictly on the basis of Merck’s best interests, without regard to personal concerns. A potential conflict of interest arises when we become involved, directly or indirectly, in outside activities that could impair, or be perceived to impair, our business judgment. Examples of actual or potential conflicts of interest include:

• Having a personal financial interest in a supplier, customer, competitor or distributor;

• Having a close family member (e.g., spouse, parent, sibling, child or in-law), or anyone you treat like a family member (e.g., fiancé, domestic partner or domestic partner of a family member), work for a supplier, customer, competitor or distributor;

• Receiving any form of compensation from a supplier, customer, competitor or distributor;

• Having a personal interest or potential for gain in any Company transactions;

• Serving on an Advisory Board and/or Board of Directors of an association or company which is in a similar market/industry as Merck;

• Having a close family member work at an agency that approves our drugs;

• Hiring an employee/consultant due to their family relationship with government decision-makers.

The key to addressing conflicts of interest is full disclosure. Often, just disclosing the potential conflict to the Company is the only action required. If you believe you may have a potential conflict of interest, you must discuss the situation with your manager. Certain employees, including directors, officers, executives and other designated employees, must file annual conflict of interest certifications describing any actual or potential conflicts of interest. Company loans to employees are particularly sensitive and are subject to specific scrutiny. Company loans to executive officers or members of the Board of Directors are prohibited unless they were already in existence on July 30, 2002.

Q I own a few shares of stock in British Telecom. Since BT provides phone services to Merck, must I report this as a conflict of interest?

A An investment representing less than 1 percent of outstanding shares of a publicly owned company, such as British Telecom, would not be considered a potential conflict of interest under our policy.

Q Are there any guidelines to help us avoid potential conflicts of interest with physician customers who are also personal friends?

A Since there is a potential conflict of interest — or the appearance of a conflict — to have a personal friendship with a customer with whom you conduct business, you must disclose these personal relationships to your manager. Your manager will review the situation and determine what steps, if any, should be taken to manage the potential conflict. You should also consider the following questions to determine whether your relationship with a customer could present a conflict of interest:

• Is this a personal friendship or a friendly professional relationship?

•Do you socialize with the physician customer? On weekends? On holidays?

• Would your personal loyalty override or appear to compromise your ability to make decisions that are in the Company’s best interests?

• Do you discuss business in non-work settings?

• Are you disclosing information to the customer that the Company would consider confidential or proprietary?

• Does your relationship compromise — or appear to compromise — the objectivity of the customer’s decision-making (in the case of a physician, the physician’s prescribing habits)?

It is important to use good judgment in managing your personal relationships with customers. If you are unsure how to proceed, it is always prudent to discuss the situation with your manager.

Use of Corporate Assets CP26 CP36

Our shareholders have a right to expect that the Company’s assets are properly maintained and used in an economical and efficient manner. As a general rule, we should not use Company equipment or resources (excluding communications tools — see next page), for personal use. However, there may be times when personal use of corporate resources is acceptable. If you have questions about such situations, discuss them with your manager.

If you have questions or concerns, please refer to the Additional Assistance Page located on the inside cover.

Relationships with Shareholders

Q With the support of the Company, I am working on an advanced chemistry degree. May I use Company laboratory equipment over the weekend to further my studies?

A Due to health, safety and other risks, personal use of Company laboratory equipment is not permitted.

If you believe extraordinary circumstances warrant an exception, discuss the situation with your manager.

Personal Use of Communication Tools

The Company encourages us to make efficient and effective use of communications tools such as e-mail, the Intranet and Internet, voicemail, telephones, photocopiers and fax machines to accomplish business objectives. These tools also allow us to efficiently accomplish personal activities and such use is generally permitted provided there is no undue cost to the Company or adverse effect on productivity or the work environment. Usage also must conform to all other existing standards and policies regarding communication tools. General guidelines for the various communication tools include:

Telephones: Use common sense and good judgment when using Company telephones for personal business. A quick call home is acceptable — lengthy overseas calls are not acceptable.

Faxes and Photocopiers: Personal use is acceptable provided it is infrequent and insubstantial. Photocopying your tax return is acceptable — copying 200 announcements for your sports club is not acceptable.

Internet and E-mail: Our personal use should not interfere with work productivity and not exceed a nominal cost to the Company. Again, use common sense and good judgment. Internet shopping during your lunch hour is acceptable — spending the afternoon “surfing the web” is not acceptable.

Please note that the following are some examples of inappropriate use of the Internet and E-mail Systems and are strictly forbidden at all times:

• Disclosing confidential or proprietary information.

• Downloading or transmitting pornographic, sexist, racially or ethnically insensitive material.

• Posting your opinions or views with regard to the Company or the Company’s business in Internet newsgroups, chat rooms, bulletin boards, etc., unless you are specifically authorized by the Company to do so.

• Conducting private commercial business on the Internet or E-mail Systems.

Your particular division or location may have adopted more restrictive guidelines concerning personal use of communication tools. In such cases, the more restrictive standard applies. In all cases, personal use of communication tools is subject to the discretion of your manager. For more information, contact your local Information Systems professional, the Information Services Department Help Desk, or your Human Resources representative.

Q May I load my own personal software onto my Merck computer or personal digital assistant (PDA)?

A Generally, this is not an acceptable practice. To reduce the likelihood of introducing code capable of destroying data, only software provided by the Company may be used on Company computers. Exceptions require prior approval from your manager and Information Services; however, it should be noted that Information Services cannot dedicate its resources to support your use of personal software.

Q Occasionally, some of my colleagues visit Internet chat rooms while at work. Is this appropriate?

A Unless specifically authorized as part of your job responsibilities, it is inappropriate to visit Internet chat rooms using Company computers. If you wish to chat on the Internet, you should do so using your own personal computer on your own time.

Q Would it be acceptable for me to do Internet banking on a Company computer?

A Yes. Employees can use the Internet for appropriate personal tasks after hours, as well as during business hours as long as the activity is infrequent and insubstantial and does not interfere with an employees’ job performance. However, if this activity involves installing any additional software on your computer, you would need to obtain approval from your manager and Information Services before proceeding.

We treat our suppliers and subcontractors fairly and honor our commitments.

Q If the Company has sanctioned and/or paid for an employee’s online study coursework, what guidelines apply for his/her Internet use?

A The Company recognizes that greater latitude with regard to Internet use may be appropriate and warranted under certain circumstances. You should discuss your specific situation with your manager.

Protection of

Company Information CP26

Information is an important Company asset that must be protected. The loss of confidential information can be extremely damaging to our competitive position. Examples of confidential information include, but are not limited to, pricing, formulations, research results, manufacturing methods, financial data and marketing and sales strategies and plans.

We do not disclose any confidential Company information without a valid business purpose and proper authorization by management. Each of us is responsible for protecting the confidentiality of Company information. General guidelines for protecting confidential Company information include:

• Not discussing sensitive Company business in public;

• Using password protection on computer files (and not sharing your password with other employees);

• Securing sensitive information in locked files and cabinets;

• Securing sensitive information on laptop computers while traveling;

• Exercising caution when using speakerphones and cellular phones.

Even after we leave the employment of Merck, we are obligated to maintain the confidentiality of Merck information and return all documents and files (including electronically-stored information).

Q I overheard Merck employees discussing Company business on an airplane. What, if anything, should I do?

A If you believe the information that is being discussed is sensitive or confidential, advise the parties that they can be overheard. Every Merck employee has a responsibility to ensure that confidential and proprietary information is not disclosed in public.

Q I was using my home computer and came across a chat room where sensitive Merck information was being divulged. What should I do?

A Such disclosure of confidential Company information is strictly forbidden, as it seriously harms the Company in trying to achieve its business objectives.

Discuss your observation with your manager. You may also call the AdviceLine or contact the Office of Ethics, advising them of your observations.

Q As a Merck researcher, I see a conflict between the Company’s desire to protect its confidential and proprietary information and the open exchange of knowledge in the scientific community. What are my responsibilities?

A The Company respects and shares researchers’ desire to share scientific knowledge. To this end, we actively encourage the publication of scientific findings. However, since funding for our research comes only from product sales, it is essential that we have the opportunity to protect our discoveries through the patent process before making them known to the public and to competing pharmaceutical firms

As a Merck researcher, before you consider releasing any scientific result or information that is based on work conducted at Merck, you are required to first seek the approval of your divisional vice president, or have the information reviewed by the Office of Scientific and Technical Information Clearance (OSTIC) process for approval.

If you have questions or concerns, please refer to the Additional Assistance Page located on the inside cover.

Relationships with Shareholders

Accuracy of Books/Records CP20

We make decisions based on information recorded at every level of the Company. Incomplete or inaccurate information may lead to poor decisions and negative consequences, for example:

• Improper recording of revenues and expenses leads to misrepresentation of the Company’s financial position, and is illegal; •Incomplete or inaccurate manufacturing documents could jeopardize the supply of a product and violate regulations. We must record all information honestly and accurately. This includes, but is not limited to, expenses, revenues, research test results, production and quality data and any other corporate information. All financial transactions and payments must be authorized and recorded. Strict compliance with corporate accounting methods is required, as is cooperation with internal and external auditors. Contact your divisional controller or corporate audit group client director with any questions concerning the proper recording of financial transactions.

Accuracy of Public Disclosures

We have a responsibility to ensure that we provide the investing public with information that reflects the true value of our operations. Therefore, all of our public disclosures that are filed with government agencies or communicated to the public must be full, fair, accurate, timely and understandable. This obligation applies to all employees, including all financial executives, with any responsibility for preparing such reports, including drafting, reviewing, and signing or certifying the information they contain. We must communicate openly about our operations, without compromising proprietary and confidential information.

If you have concerns about any aspect of our financial disclosures, you should discuss them with your manager, the Finance organization, the Legal Department, the Office of Ethics or the AdviceLine. Any employee who is contacted by another employee who is raising questions or concerns about questionable accounting or auditing matters must immediately report those concerns to the Office of Ethics.

Q It is December and there is money left in our annual budget. Is it acceptable to pre-pay for next year’s activities using this year’s budget?

A No. Activities and payments must be matched to the same period. If an event occurs this year then payment should be recorded as taking place this year. If an activity is set for next year then the payment must be charged to the next year’s budget and accounts.

Q I am concerned that Company employees may be inclined to release only study data that puts our research in the best light. What should I do?

A You are right to be concerned. This may be a serious issue and should be reported to your manager or the Legal Department immediately. Selective release of data may adversely affect Merck’s reputation for quality research and may violate government regulations.

Q A sales order came in and will be confirmed two days after the books are closed. Is it acceptable to include unconfirmed sales in an earlier period?

A No. The sale has not officially taken place until it is confirmed and the goods have been shipped. It is a misrepresentation to include unconfirmed sales in an earlier period.

Q Can I delay processing sales orders until the next period to help us attain our income targets in that period?

A No. Sales orders received must be processed in accordance with standard operating procedures for the transaction. It is inappropriate to manipulate sales orders for processing during the next financial period.

Insider Trading CP30

Merck strives to preserve fair and open markets for the buying and selling of the Company’s securities. We may not buy or sell Merck securities, on the basis of nonpublic, material information. Material (“inside”) information is any information that a reasonable investor would consider important in making investment decisions. Examples may include knowledge about acquisitions, divestitures, new products or processes, and financial information such as corporate earnings. These same restrictions apply to non-public material information about other companies that we learn through our capacity as Merck employees.

We are also prohibited from disclosing non-public material information to others — both inside and outside Merck — without a legitimate business reason and proper management authorization.

If we have inside information, we must refrain from trading in the affected securities until the beginning of the second full trading day after public disclosure of the information. If you are in doubt as to whether the purchase or sale of securities would violate our insider trading standards, please consult with the Legal Department.

Relationships with Suppliers

Selection of Suppliers CP23

We select goods and services that best contribute to the long-term well being of Merck. We choose our suppliers based on price, quality, delivery, service, diversity and reputation. Other factors, including environmental and business practices, also may be taken into consideration. Merck condemns the use of forced labor and exploitative child labor and expects its suppliers to respect this principle as well.

Q I suspect that one of our suppliers is using child labor. What should I do?

A Discuss your observation with your manager. You may also contact the AdviceLine or, if you prefer, you may contact the Office of Ethics, advising them of your observations.

Q Due to a recent promotion, I am now assigned to purchase office equipment. How should I evaluate suppliers?

A In addition to the factors mentioned above, there may be a global supply agreement in place that includes a “preferred supplier” in your region. For further information, you should seek assistance from your local procurement representative or finance director.

We choose our suppliers based on price, quality, delivery, service and reputation, taking Merck’s best interests into consideration.

Treatment of Suppliers

We treat our suppliers and subcontractors with fairness and integrity. We respect the terms and conditions of agreements with suppliers and we honor our commitments. We strive to pay on time and are careful to protect the confidential and proprietary information of our suppliers.

To ensure that all suppliers are given an opportunity to compete for our business, we obtain competitive bids where it is feasible to do so.

Q Is it acceptable to copy Company software to my home computer if it would only be used for Company business?

A Generally, this is not acceptable. We must respect the intellectual property of others and the terms of software-licensing agreements, which may limit the number of machines on which the software may be installed. To determine whether it would be acceptable for your particular software, consult Information Services.

Q Can I solicit our suppliers and consultants for donations to causes that Merck supports?

What about causes I personally support?

A It may be appropriate for the Company to solicit donations from suppliers and consultants. However, the decision to make such a solicitation would be one that senior management needs to make.

It would not be appropriate for you to solicit the Company’s suppliers and consultants for a cause that you, personally, support. Using the Company’s vendor list for any other purpose than a business purpose would violate our standards and policies.

If you have questions or concerns, please refer to the Additional Assistance Page located on the inside cover.

Relationships with Our Communities and Society

Corporate Responsibility CP6

Merck believes that an essential component of its corporate responsibility is to provide support to charitable or philanthropic organizations that benefit society, from the local plant community to the international level. Merck makes cash contributions both directly and through The Merck Company Foundation, and donates products and other in-kind services to qualified organizations and programs that address the needs of society and support Merck’s overall business mission to enhance health.

The philanthropic outreach of Merck is guided by two strategic priorities worldwide: to advance scientific knowledge and education, and to improve health care. Merck supports initiatives to address selected health care issues with funding, donates MECTIZAN® to treat river blindness and has joined a public/private sector cooperation to accelerate access to HIV/AIDs care and treatment in countries such as Botswana. Other Merck medicines are also donated to address health care needs in developing countries. In addition to these priorities, funding is also provided to support programs to protect our environment, promote art and cultural activities, and foster civic institutions. When appropriate, Merck provides assistance in response to major disasters and medical emergencies.

For more information, contact the Corporate Office of Contributions at Whitehouse Station.

Human Rights

We believe in the fundamental dignity of every human being and in respecting individual rights. In all of our operations:

• We condemn the use of forced labor and exploitative child labor and expect our suppliers to respect this principle as well;

• We respect employees’ lawful freedom of association;

• We compensate our employees to ensure that basic needs are met and provide our employees with the opportunity to improve their skills and capabilities;

• We do not discriminate at any level of the organization on the basis of race, gender, age, ethnicity, national origin, sexual orientation, marital status, disability or religious beliefs;

• We provide a safe and healthy work environment.

We have the opportunity to set an example (for our business partners and other organizations) by upholding our standards. These standards demand respect for all individuals and consideration of the interests of all of those affected by and involved in our business. We also create work environments where free discussion can take root that respects the opinions of all employees, as well as reward creativity and innovation. For more information about the Company’s policy on human rights, please contact the Office of Ethics.

Public Communications CP4

All communications with the news media are potentially important and reflect upon the Company’s image and business. It is vital that communications from the Company are consistent and that all regulatory and legal obligations be fulfilled. All communications must be accurate, responsible and in keeping with Merck’s medical and legal policies. Media or public requests for information should be referred to and coordinated with Global Communications.

Q I will make a presentation at a conference where press coverage is likely. How should I respond if I’m approached by the media following my presentation?

A Journalists often approach scientists and executives who make presentations at professional forums.

When press coverage is likely to result, Global Communications should be advised in advance and questions and answers should be prepared. But you should feel free to clarify for the reporter anything that was formally presented at the meeting. Questions that go beyond what was formally presented should be referred to Global Communications. Copies of slides should not be given out without prior clearance from the Merck Research Laboratories and Global Communications because this could jeopardize the scientific publication process.

The Merck Company Foundation

The Merck Company Foundation is a U.S.-based, private, to charitable foundation. Established in 1957 by Merck, the Foundation is funded entirely by the Company and is Merck’s chief source of funding support to qualified non-profit, charitable organizations. The mission of the Foundation is to support organizations and innovative programs that: expand access to medicines, vaccines and quality healthcare; build capacity in the biomedical and health sciences; promote environments that encourage innovation, economic growth and development in a fair and ethical context; and support communities where Merck has a major presence. Since its inception, The Merck Company Foundation has contributed US$382 million to support important initiatives that address societal needs and are consistent with Merck’s overall mission to enhance the health and well-being of people around the world.

Environmental Stewardship CP14

Our responsibility to protect the environment is among our highest priorities. We comply with the letter and spirit of all environmental laws and regulations and respect the environment in every country where we operate. We provide consumers with information to help them handle our products in an environmentally responsible way. Central Safety and the Environment can answer specific questions about Merck’s environmental standards; or you can check the Safety and Environment Web site at mmd.merck.com/S&E/.

Q The laws in my country do not prohibit dumping waste on-site. Can I dispose of Merck waste in this way?

A No. The disposal method must be in accordance with Merck’s own environmental standards, and specific practices vary, depending on the type of waste. Merck has developed “best practice” global environmental standards for all of its facilities.

In some cases, these standards require actions that exceed what laws in individual countries would allow.

Q I am a site services manager and have the responsibility for buying replacements for everything from light bulbs to equipment. Does Merck’s goal of continuous improvement mean that I should always select the most environmentally-beneficial option?

A Not necessarily. Sometimes the cost of the most environmentally-beneficial option is disproportionate to the benefit to be obtained. Generally, however, where the cost differential between options is not significant and a real environmental benefit will result, the more environmentally beneficial option should be selected. Consult your Procurement representative to help determine the most appropriate purchases.

Protecting the environment in every country where we operate is among our highest priorities.

Our Environmental Commitments

1. To conduct our business in compliance with the letter and spirit of the law

2. To be a leader in environmental performance

3. To continuously improve

4. To establish and maintain global standards

5. To evaluate the environmental impact of our operations and minimize that impact where it cannot be prevented

6. To evaluate the potential environmental impact of new products and provide our customers with the necessary information to handle them responsibly

7. To foster openness and dialogue with employees and communities

8. To educate and train our employees so they can perform responsibly and so our professionals foster their personal and our business excellence

Improper Payments CP20

To promote good government and fair, impartial administration of laws, we may not promise, offer or make payment in money or anything of value to any government official or political party with the intent to obtain or maintain business, or any unfair competitive advantage, or to improperly affect government decisions.

Our standards do not necessarily take into account all local legal requirements. Where more restrictive local laws exist, those take precedence. Seek the advice of the Legal Department if there is any uncertainty about the propriety or legality of an action. For additional information, refer to the Gifts and Hospitality section on page 9.

Q I was told I have to pay a “gratuity” to a minor official to clear our vaccine products through customs. These vaccines are perishable, and will spoil if they are not cleared within the next few days.

What should I do?

A The Company does not provide gratuities to officials to ensure execution of official duties. Seek the advice of your manager or the Legal Department to determine if there are legally acceptable alternatives to secure the release of the vaccines.

Use and Selection of Agents

We will engage only reputable, qualified individuals or firms as consultants, agents, representatives or distributors under compensation arrangements that are reasonable in relation to the services performed.

If you have questions or concerns, please refer to the Additional Assistance Page located on the inside cover.

Relationships with Our Communities and Society

Integrity of performance is a Merck standard for employees

and agents alike wherever we do business, and ignorance

of that standard is never an acceptable excuse for improper

behavior, nor is it acceptable for improper behavior to be

rationalized as being in the Company’s best interest. No act of impropriety advances the interests of the Company.

Q How does the Company ensure that its agents

comply with Merck’s standards?

A The employee recommending use of an agent must

conduct sufficient due diligence research to ensure

that the agent is reputable. At a minimum, this should

include research on, and reference checking with other

parties and multinational companies for whom the

agent has worked in the past. This information should

be reflected in the approval memorandum submitted

to management. In addition, once an external agent

has been selected, it is important to monitor that

agent’s activities and expenditures, to ensure they are

reasonable and in compliance with Company policies

as well as local and international law.

Compliance With Laws, Rules

and Regulations CP21

Being a good corporate citizen means that we are

committed to complying with applicable laws, rules and

regulations governing all aspects of business, including

research, development, marketing, sales and distribution

of human drugs (including drug samples), animal care

products, and consumer healthcare products with U.S.

Federal health care program and FDA requirements.

Managers are responsible for communicating relevant rules

and regulations to their employees. For further assistance,

contact the Legal Department.

Boycotts

As a U.S.-based Company, all Merck operations, including

foreign subsidiaries, must comply with U.S. laws pertaining

to foreign boycotts. These laws primarily refer to the Arab

boycott of Israel. However, from time to time, other boycott issues may arise. A variety of activities are prohibited under anti-boycott laws, including:

• Furnishing information about Merck’s or any person’s

past, present or prospective relationship with boycotted

countries or blacklisted companies; and,

• Paying, honoring or conforming letters of credit

containing boycott provisions.

The laws also requires that certain requests for boycott

information be reported to the U.S. Government. Because

anti-boycott legislation is complex, all such requests should be directed immediately to the Legal Department.

Economic Sanctions and Other Import/Export Regulations

We may not export or sell drugs without proper approvals by the Merck Research Laboratories and the Clinical and Regulatory Development Review Committee. In addition, the drugs must meet the legal requirements of the producing country and the countries to which the drugs would be exported, as well as U.S. legal requirements. Further, we may not import from or export to countries against which there is a U.S. embargo (e.g., Sudan or Cuba). We may not import from or export to certain individuals or organizations with which contact is prohibited by U.S. government agencies.

QHow can we justify not sending medicine to people in need who live in places that are out of political favor with the United States?

A In return for the right to operate in the United States, we are obligated to comply with all applicable United States laws that apply to our operations—whether or not we agree with such laws. Please note that some U.S. laws, such as those pertaining to export controls, do apply to Merck operations outside of the U.S. In some situations, approvals may be obtained from the relevant U.S. government agencies for supplying medicines to restricted countries and entities.

QIn the country where I operate, it is illegal to comply with the U.S. trade embargo regulations with certain countries. How do I handle this situation?

A Transnational compliance with embargo regulations is a complex issue that varies from country to country. All such concerns must be directed to the Legal Department.

Political Activities

Good corporate citizenship requires that we do not unfairly or illegally influence the political process in the communities in which we operate. Due to the complexity and diversity of laws and regulations governing corporate political activities, political contributions and other related activities may only be undertaken with the prior approval of the Chief Executive Officer. As private citizens, we may participate in the political process, including contributing to candidates or parties of our choice. However, we may not use Company time, property or resources for our personal political activities.

Raising Concerns

We hire employees with sound character and judgment, who we trust will act responsibly. However, there may be times when we need to raise concerns about behavior which we believe violates Merck’s values and standards. If you observe such behavior, you have an obligation to discuss it with the appropriate parties. Doing so will provide the Company with the opportunity to correct the problem. The reporting process is flexible, allowing you to raise concerns through a variety of channels. For the appropriate resources in your location, please refer to the Additional Assistance Page found on the inside cover of this booklet.

Q What is the difference between the Ombudsman Program, the Office of Ethics and the AdviceLine?

How do I know which resource I should use?

A Your primary source of guidance is your supervisor or your manager. However, in those instances when you may wish to speak with someone outside your division or location, the Company provides alternative resources such as the Office of Ethics, the AdviceLine and the Ombudsman Program.

• The Office of Ethics provides services to Merck employees, worldwide, with ethical questions or concerns. The Office of Ethics is responsible for both the Ombudsman Program and the AdviceLine.

• The AdviceLine, available world 24 hours a day, seven days a week, is staffed by an outside organization and employees can remain anonymous when they call. The operator will not directly provide advice to the employee, but rather, will relay the information to the Merck Office of Ethics, providing the employee with a case number and a call-back date. While questions and concerns raised to the AdviceLine will be forwarded to the Office of Ethics for review, no identifying information will be forwarded without the caller’s consent.

• The Ombudsman Program promotes fair treatment of employees by providing an alternative channel for use by employees to address work-related concerns, including conduct inconsistent with the Company’s policies, practices, values and standards. The program is designed to provide a “safe haven” where these issues can be addressed in confidence and without fear of retaliation.

You may call either the Office of Ethics or the Ombudsman Office to discuss matters in a confidential environment. The AdviceLine offers complete anonymity, as it is operated by an external vendor.

Q I cannot make collect calls to the United States from my country. Does this mean that I am unable to contact the AdviceLine?

A The Office of Ethics has established a variety of ways for all employees to get assistance. If you cannot call the AdviceLine collect, you can contact the AdviceLine by dialing direct to the U.S. at (704) 323-4005, or the Office of Ethics at (908) 423-4478.

In addition, you can reach the toll-free telephone number – (877) 319-0273 – by contacting your local telephone operator and requesting the access code for USA Direct or AT&T. Alternatively, the access codes are also available on the AT&T Web site at www.att.com.

QIs the Company encouraging employees to report on one another?

A The Company encourages employees to address and resolve work-related concerns themselves before they become real problems, and certainly before they rise to the level of violations of law or risk to health and safety. At times, it may be appropriate to approach to employees around the the person directly with your concerns, providing them an opportunity to clarify their behavior. In the event that employees are uncomfortable handling the situation on their own, they are encouraged to consult their managers or supervisors, or any of the resources listed in this booklet. If employees are unable to resolve concerns by using these channels, then the Company also has an “AdviceLine” which is completely anonymous and available 24 hours a day, seven days a week.

Investigation of Reported Misconduct

The Company the takes positive all reports of misconduct and seriously. We will confidentially investigate all alleged misconduct to determine if any law, regulation, policy or procedure has been violated.

If you have questions or concerns, please refer to the Additional Assistance Page located on the inside cover.

Raising Concerns

Q I don’t know of anyone who has contacted the Office of Ethics or AdviceLine. How many employees really contact the Office of Ethics? What kinds of issues are brought forward?

A The Office of Ethics handles 1,000 to 1,200 cases per year regarding ethics questions, concerns or allegations of inappropriate actions. Most of the issues revolve around interactions between employees and their managers, potential conflicts of interest, and inconsistent application of Company policy.

The fact that you do not hear much about reports of alleged misconduct reflects how well confidentiality is maintained during the ethics reporting and investigation process.

Q In each of Merck’s operating countries, numerous country-specific ethics challenges can arise. How will Merck ensure it has local expertise to address these issues?

A The Office of Ethics is working with divisional compliance committees to enhance regional and country-specific resources. Currently, if you have an ethics question, consult your manager, local lawyer, or the Office of Ethics.

Anonymity and Confidentiality

When you contact the Office of Ethics to raise an issue, you may remain anonymous, although you are encouraged to identify yourself, since doing so will facilitate communication. Should you choose to identify yourself, the Office of Ethics will make every reasonable effort to keep your identity confidential in a manner consistent with conducting a thorough and fair investigation as may be required under the law. To assist the Office of Ethics in maintaining confidentiality, however, it is imperative that you practice discretion and refrain from discussing your Office of Ethics consultation with colleagues or co-workers.

Employees can also report concerns anonymously by using the AdviceLine, a line answered by a third-party vendor. Anonymous callers are provided with a case number and instructed to call back within a certain timeframe to receive an update or to provide additional information which may be necessary to properly investigate their concern. To learn more about the AdviceLine, please access the Office of Ethics Web site at: http://ethics.merck.com.

Q If I raise a concern with the Office of Ethics or Ombudsman, is it automatically considered anonymous?

A Some employees confuse confidentiality with anonymity. You may raise concerns without identifying yourself, thus ensuring anonymity. However if you identify yourself, we will make every effort to keep your identity confidential. Matters raised with the Office of Ethics will be kept confidential unless they raise issues of potential harm to an individual or to the Company, or unless some disclosure is necessary due to an investigation. Our fax is located in a secure area and procedures are in place to safeguard your confidentiality. In those circumstances where you have presented an issue that may involve potential harm to an individual or to the Company, the Office of Ethics will advise you that confidentiality cannot be guaranteed. Disclosure will be made on a need-to-know basis and only to the extent necessary.

Retaliation

Employees who raise concerns help the Company to correct problems before they grow. We will not tolerate retaliation against any employee for raising a business practices issue in good faith. Raising a concern in “good faith” means that you have made a genuine attempt to provide honest and accurate information even if you are later proven to be mistaken. The fact that an employee has raised concerns in good faith, or has provided information in an investigation, cannot be a basis for denial of benefits, termination, demotion, suspension, threats, harassment or discrimination. Similarly employees who work with those who raise concerns should continue to treat them in a courteous and respectful manner and should not engage in behavior that might alienate or intimidate colleagues. This protection extends to anyone giving information in relation to an investigation. If you or others have been retaliated against, you should report this behavior to your supervisor or the Office of Ethics.

Please note that Merck reserves the right to discipline anyone who knowingly makes a false accusation, provides false information to the Company or has acted improperly.

Guidelines for Raising Concerns

It is never easy to raise concerns about possible misconduct. It requires courage and integrity. Listed below are some general ideas on how to discuss your concern with your management:

1. Schedule a specific time with your manager or another Company resource to discuss your issue.

2. Discuss your issues calmly and professionally.

3. Highlight the risks to the Company and the potential impact of the particular misconduct.

4. Acknowledge (when appropriate) that you may not have all of the information or facts relevant to the issue.

5. State any concerns that you may have about the confidentiality of your report. (If you are concerned about confidentiality, be careful when sharing information with other colleagues who might inadvertently disclose information.)

6. Thank the individual for their time and their attention to the issue.

Guidelines for Receiving Concerns

Your reaction when an employee brings forward a concern is extremely important. It will either encourage an open communications environment where employees feel safe to discuss important issues or it will have a chilling effect on future communications and workplace morale. Listed below are some general ideas on how to respond when an employee raises a concern:

1. Ensure you have enough time to adequately discuss their concern. If not, schedule an alternate time and communicate to the employee that your desire to do so is to ensure that they and their issue have your full attention.

2. Listen as much as possible. Try to avoid becoming defensive or attempting to cut off the discussion.

3. Remain calm and professional.

4. Ask for clarification and additional information, but do so in a way that the employee does not feel intimidated or defensive.

5. Do not feel that you must give an immediate response. Many times it is better to reflect on the employee’s concerns and respond later with your thoughts on the issue.

6. Thank the individual for bringing the issue to your attention.

Bear in mind that many employees may be particularly sensitive to perceived slights or perceived retaliation following a report of misconduct. It is imperative that you continue to treat employees with dignity and respect including the following:

• Evaluate based on actual performance.

• Provide meaningful assignments.

• Share information needed to get work done.

• Involve in social functions.

• Treat with courtesy.

If you have questions or concerns, please refer to the Additional Assistance Page located on the inside cover.

Appendix – Merck Leadership Standards

Merck Leadership Standards Interactive Model

innovate

Develop new approaches; identify, create, and act on opportunities

Shape strategy Champion change Optimize Operations

impact

Drive for results and deliver on commitments

Achieve results Make sound business decisions Deliver customer value integrate Merck Values

Ethics and integrity Courage Self-insight

inspire

Create “One Merck” culture; align and develop individuals and teams

Collaborate Communicate candidly Build talent

Organized by four leadership factors—innovate, inspire, impact, intergrate Merck values—each factor has three Merck Leadership Standards describing behaviors required of leaders at all levels in order to successfully execute Merck’s Plan to Win.

To learn more about the Merck Leadership Standards visit: http://ilead.merck.com

Confidentiality

The Company will not tolerate retaliation against any employee who raises a business practices issue. Any employee who raises a business practices issue will be protected from retaliation. This protection extends to anyone giving information in relation to an investigation. However, Merck reserves the right to discipline anyone who knowingly makes a false accusation, provides false information to the Company or has acted improperly.

When you contact the Merck Office of Ethics to raise an issue, you may remain anonymous, although you are encouraged to identify yourself. Should you choose to identify yourself, the Office of Ethics will make every reasonable effort to keep your identity confidential in a manner consistent with conducting a thorough and fair investigation as may be required under the law. To assist the Office of Ethics in maintaining confidentiality, however, it is imperative that you practice discretion and refrain from discussing your Office of Ethics consultation with colleagues or co-workers.

For more information on raising concerns, please see page 25.

Index

Accidents, see safety Agents, use and selection, 23 Alcohol, 15 Books or records, 20 Public disclosures, 20 Boycotts, 24 Clinical trials and protocols, 9

Post-marketing clinical trials, 9 Communications, public, 8, 22 Competitors Competitive information, 13 Fair competition, 12 Computers and software, 18, 21 Concerns, Raising, 25, 26, 27, 29 Receiving, 27 Reported misconduct, 25 Retaliation, 26, 29 Confidential information, 12, 13, 19

Confidentiality commitment to employees, 26, 29 Conflict of interest, 17 Corporate assets, use of, 17, 18 Dating co-workers, 16 Discrimination, see Fair treatment

Drugs, illegal, 15 E-mail, see Internet

Employment, Equal, 14, 22 Friends, 16 Relatives, 16

Entertainment, accepting and offering of, see Gifts Environment, 23 Fair treatment, 14, 22 Fraternization, 16 Gifts Conferences/symposia, 11, 12 Giving and receiving of, 9, 10, 11, 24 Meals and hospitality, 11 Tickets, 11

Government, 10, 11, 12, 17, 23, 24 Harassment, 15 Hospitality, see Gifts Human rights, 22 Insider trading, 20 Internet, 14, 18, 19 Invitations, see Gifts Kickbacks, 10, 11 Leadership standards, 28 Media, 8, 19 Office equipment, personal use of, 18 Political Activities, 24 Quality, product and service, 8 Regulations, import/export, 24 Relationships Communities and society, 6, 8, 22 Family and personal, 16, 17 Fellow employees, 6, 14, 16

Physicans and health care customers, 10, 12, 17 Shareholders, 6, 17 Suppliers, 6, 10, 17, 21 Romantic relationships, 16 Safety, 15 Sample requests, 8, 9 Sexual harassment, 15, 16 Shareholders, 6, 17 Socializing with co-workers, see Fraternization Stock, other companies, 17 Suppliers, see Relationships with suppliers

Tickets, see Gifts Work environment, 14 Employee privacy, 14 Protection, 23

Acknowledgements

We would like to acknowledge the assistance of the hundreds of Merck employees from around the world who participated in the process of putting together this booklet.

Your perspectives were invaluable in making this a global document relevant to the needs and concerns of all Merck employees.

Merck & Co., Inc., Whitehouse Station, New Jersey, USA